As filed with the Securities and Exchange Commission on June 6, 2007

Registration No. 001-15951

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act Of 1934

AVAYA INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3713430
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

211 Mount Airy Road
Basking Ridge, NJ 07920
(908) 953-6000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be so registered	each class is to be registered
Common Stock, par value, $0.01 per share	New York Stock Exchange
Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
None.

AMENDMENT NO. 4 TO FORM 10

This Amendment No. 4 to Form 10 amends and supplements the Form 10 filed by Avaya Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on June 20, 2000, as amended by Amendment No. 1 to Form 10 filed on August 9, 2000, Amendment No. 2 to Form 10 filed on September 6, 2000 and Amendment No. 3 filed on August 14, 2000 (together, the “Form 10”).

Item 11.  Description of Registrant’s Securities to be Registered.

Item 11 of the Form 10 is amended and supplemented by adding the following:

The Company announced on June 4, 2007 that it entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 4, 2007 among the Company, Sierra Holdings Corp., a Delaware corporation (“Parent”), and Sierra Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, upon the satisfaction of the terms and conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

Immediately prior to the Company’s execution of the Merger Agreement, the Company executed Amendment No. 2 (the “Second Amendment”) to the Rights Agreement, dated as of September 29, 2000, between the Company and The Bank of New York, as Rights Agent, as amended on February 28, 2002 (as amended, the “Rights Agreement”).

The Second Amendment provides that neither the execution of the Merger Agreement nor the consummation of the Merger or other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the Rights or any adverse event under the Rights Agreement. In particular, neither Parent, Merger Sub nor any of their affiliates or associates shall be deemed to be an Acquiring Person solely by reason of (i) the approval, adoption, execution, or delivery of the Merger Agreement, (ii) the approval or consummation of the Merger, (iii) the approval or consummation of any other transaction contemplated by the Merger Agreement, or (iv) the announcement of any of the above (each event described in subclauses (i), (ii), (iii) and (iv) is referred to as an “Exempted Transaction”). In addition, the definitions of Distribution Date and Shares Acquisition Date have been deemed not to occur by virtue of or as a result of any Exempted Transaction.

The Second Amendment also amends the definition of Final Expiration Date to provide that it will be the earliest of (i) the close of business on September 29, 2010 or (ii) immediately prior to the effective time of the Merger.

In the event that the Merger Agreement is terminated or the Merger is abandoned, then (i) the Second Amendment shall be of no further force and effect and (ii) the Rights Agreement shall remain as it existed immediately prior to the execution of the Second Amendment.

The foregoing summary of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment which is incorporated by reference to Exhibit 4.1 to the Form 8-K filed on June 5, 2007.

Item 15.  Financial Statements and Exhibits.

(b)  Exhibits.

Item 15(b) of Form 10 is amended and supplemented by adding the following:

Exhibit Number	Description of Exhibit
4.7

Amendment No. 1, dated as of February 28, 2002, to the Rights Agreement, dated as of September 29, 2000, between Avaya Inc. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed February 28, 2002).

4.8

Amendment No. 2, dated as of June 4, 2007, to the Rights Agreement, dated as of September 29, 2000, between Avaya Inc. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed June 5, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 6, 2007

AVAYA INC.

By:	/s/ PAMELA F. CRAVEN
Name: Pamela F. Craven
Title: Chief Administrative Officer